CONSULTING AGREEMENT
                              --------------------

This Consulting Agreement is made on this 17th day of March 2003.

                                     BETWEEN

Henry Esquivel, a Consultant having his office at Lista De Correo, Correo Playas Del Coco, Guanacaste Costa Rica, herein after called ("Consultant").

                                       AND

Maximum Dynamics, Inc., having its office at 2 North Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903.

WHEREAS

         WHEREAS, CONSULTANT provides business development services for businesses and professionals in the financial services sector; and,

         WHEREAS, Company wishes to engage the services of CONSULTANT;

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereto agree as follows:

DURATION

This agreement commences on March 1st, 2003 and will be effective until September 1, 2003, as per the terms listed herein. Thereafter it shall be reviewed for further extension on mutually agreeable terms.

FINANCIAL

Consultant shall be paid ten thousand dollars ($10,000.00). The fee of $10,000.00 shall be paid with 794,000 shares of registered S-8 shares of Common Stock of Maximum Dynamics, Inc. (priced at $0.0126 per share, or a 30% discount off of today's bid of $0.018). Shares shall be put in the name of Henry Esquivel and delivered within 60 days of the signing of this agreement.

BINDING

This Agreement and the certificates and other instruments delivered by or on behalf of the parties pursuant hereto constitute the entire agreement between the parties. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successor and assigns of the parties hereto, as the case may be.

APPLICABLE LAW

This Agreement is made pursuant to, and will be governed by, and construed and enforced in accordance with, the laws of Costa Rica.

TERMINATION

If this agreement is terminated previous to September 1, 2003, the consultant shall keep one seventh (1/7) of the shares received as payment for every month Consultant was retained.


ACCEPTED

For Consultant                                For Maximum Dynamics


BY: /S/ Henry Esquivel                        BY: /S/ Joshua Wolcott
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Henry Esquivel                                Joshua Wolcott

DATE:  March 17, 2003                         DATE:  March 17, 2003
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